SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CAVIUM NETWORKS, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS May 7, 2010
Proposal 1
The Board Of Directors Recommends A Vote In Favor Of Each Named Nominee.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Proposal 2
The Board Of Directors Recommends A Vote In Favor Of Proposal 2.
Security Ownership of Certain Beneficial Owners and Management
Section 16(a) Beneficial Ownership Reporting Compliance
Equity Compensation Plan Information
Executive Compensation
Outstanding Equity Awards At December 31, 2009
Option Exercises and Stock Vested in Fiscal 2009
Director Compensation for Fiscal 2009
Transactions With Related Persons
Householding of Proxy Materials
Other Matters

CAVIUM NETWORKS, INC.
805 East Middlefield Road
Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 7, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cavium Networks, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, May 7, 2010 at 10:00 a.m. local time at 805 East Middlefield Road, Mountain View, CA 94043 for the following purposes:

1. To elect two nominees for director named herein to hold office until the 2013 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 12, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Arthur D. Chadwick
Arthur D. Chadwick
Secretary

Mountain View, California
March 26, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The Board of Directors recommends that you vote For the proposals identified above.

CAVIUM NETWORKS, INC.
805 East Middlefield Road
Mountain View, CA 94043

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
May 7, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 26, 2010 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 5, 2010.

How do I attend the annual meeting?

The meeting will be held on Friday, May 7, 2010 at 10:00 a.m. local time at 10:00 a.m. local time at 805 East Middlefield Road, Mountain View, CA 94043. Directions to the annual meeting, which is located at our Corporate Headquarters, may be found at www.caviumnetworks.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 12, 2010 will be entitled to vote at the annual meeting. On this record date, there were 43,955,697 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 12, 2010, your shares were registered directly in your name with Cavium’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 12, 2010, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern Time on May 6, 2010 to be counted.

•	To vote through the internet, go to http://www.proxyvoting.com/cavm to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern Time on May 6, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Cavium. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 12, 2010.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both of the two nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Cavium’s Secretary at 805 East Middlefield Road, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 26, 2010, to Cavium’s Secretary at 805 East Middlefield Road, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to Cavium’s Secretary at 805 East Middlefield Road, Mountain View, CA 94043 between January 7, 2011 and February 6, 2011, unless the date of our 2011 annual meeting of stockholders is before April 7, 2011 or after June 6, 2011, in which case such proposals shall be submitted no earlier than 120 days prior to the 2011 annual meeting of stockholders and no later than the later of (i) 90 days before the 2011 annual meeting of stockholders or (ii) ten days after notice of the date of the 2011 annual meeting of stockholders is publicly given. You are also advised to review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposal Nos. 1 and 2.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

•	For the election of directors, Proposal No. 1, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the company for its fiscal year ending December 31, 2010, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 43,955,697 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

Cavium’s Board of Directors is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has six members. There are two directors in the class whose term of office expires in 2010. Each of the nominees listed below is a current director of the Company who was previously appointed by the Board of Directors. If elected at the annual meeting, each of these nominees would serve until the 2013 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. Two of the directors attended the 2009 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Cavium. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge. financial expertise and high-level management experience necessary to oversee and direct Cavium’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board of Directors. The following is a brief biography of each nominee and each director whose term will continue after the annual meeting, and a discussion of the specific experience, qualifications, attributes or skills of each director that led the Nominating and Corporate Governance Committee to believe that that director should continue to serve on the Board of Directors, as of the date of this proxy statement. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Nominees for Election for a Three-year Term Expiring at the 2013 Annual Meeting

Syed B. Ali

Syed B. Ali, age 51, is one of our founders and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since the inception of the Company in 2000. From 1998 to 2000, Mr. Ali was Vice President of Marketing and Sales at Malleable Technologies, a communication chip company of which he was a founding management team member. Malleable Technologies was acquired by PMC-Sierra, Inc., a communication integrated circuit company, in 2000. From 1994 to 1998, Mr. Ali was an Executive Director at Samsung Electronics Co., Ltd. Prior to that, he had various positions at Wafer Scale Integration, a division of SGS-Thomson, Tandem Computers, Inc., and American Microsystems, Ltd. He received a BE (Electrical Engineering) from Osmania University, in Hyderabad, India and an MSE from the University of Michigan. The Nominating and Corporate Governance Committee believes that Mr. Ali’s extensive experience in numerous senior managerial positions in the semiconductor industry, as well as his experience as a founder of the Company and his long tenure as President and Chief Executive Officer of the Company, brings necessary industry experience, historic Company knowledge and experience as well as continuity to the board. In addition, the Committee believes that having Mr. Ali serve on the Board of Directors helps to ensure that the Board of Directors and management act with a common purpose to execute our strategic initiatives and business plans, and that Mr. Ali, as Chief Executive Officer and Chairman of the Board of Directors, is able to act as a bridge between management and the Board of Directors, facilitating the regular flow of information.

Anthony S. Thornley

Anthony S. Thornley, age 63, has served as a director since September 2006. Mr. Thornley currently serves as the Chief Financial Officer of KMF Audio Inc., a microphone company. From February 2002 to June 2005 he served as President and Chief Operating Officer of Qualcomm Incorporated, a wireless communication technology and integrated circuit company. From July 2001 to February 2002 he served as Chief Financial and Operating Officer of Qualcomm and from March 1994 to February 2002 as Chief Financial Officer of Qualcomm. Prior to joining Qualcomm, he was with Nortel Networks, a telecommunications equipment manufacturer, for sixteen years in various financial and information systems management positions, including Vice President Finance and IS, Public Networks, Vice President Finance NT World Trade and Corporate Controller Nortel Limited. He has also worked for Coopers and Lybrand in public accounting. Mr. Thornley is a director of Callaway Golf Company, a golfing equipment manufacturer, Airvana, Inc., a wireless equipment company, Proximetry, Inc., a network software company, Gorgon Media LLC, a specialized investment company and Transdel Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Thornley received his BS degree in Chemistry from the University of Manchester, England. The Nominating and Corporate Governance Committee believes that Mr. Thornley’s experience as a chief financial officer, chief operating officer and director, as well as his experience in the semiconductor industry, position him to contribute financial, operational and industry expertise to the Board of Directors. The Committee believes that Mr. Thornley’s experience as chief financial officer of a public reporting company and service on the audit committee of public reporting companies, and experience as a director for other private and public companies is especially valuable in his position as the chairperson of the Company’s Audit Committee.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2011 Annual Meeting

Anthony J. Pantuso

Anthony J. Pantuso, age 47, has served as a director since 2004. He has been a Managing Director at NeoCarta Ventures, a venture capital firm, since November 1999. From November 1996 to July 1999 he served as Senior Vice President for GE Equity, a division of GE Capital, a private equity investment company. Prior to working at GE Equity, Mr. Pantuso served in various positions at US WEST, Inc., MediaOne and Ernst & Young. He currently serves on several private company boards. Mr. Pantuso received a BS in Business Administration from Colorado State University. The Nominating and Corporate Governance Committee believes that Mr. Pantuso’s experience in numerous senior financial positions within large public companies as well as his experience in the venture capital business, position him to contribute financial, financing, and general business expertise to the Board of Directors. The Committee believes that Mr. Pantuso’s financial experience and experience as a director for other private companies is especially valuable in his position as a member of the Company’s Audit Committee.

C.N. Reddy

C.N. Reddy, age 54, has served as a director since 2001. He is a co-founder of Alliance Semiconductor Corporation, which until 2006, was a provider of semiconductor products and solutions, and has held various positions. Since October 2000, he has served as the Executive Vice President for Investments at Alliance, during which time he has been responsible for Alliance’s investments in private technology companies and identifying future possible technology company acquisitions for Alliance. From December 1997 to October 2000, he served as Executive Vice President and Chief Operating Officer at Alliance. From May 1993 to December 1997, he served as Senior Vice-President Engineering and Operations at Alliance. From 1985 to May 1993, he served as Vice President Engineering at Alliance. From February 1985 to October 2000 he also served as Secretary of Alliance. Mr. Reddy has served as a member of the board of directors since Alliance’s inception in 1985. He was a member of the founding management team at Cypress Semiconductor Corporation. Prior to that, he held positions at Texas Instruments Incorporated and National Semiconductor Corporation. Mr. Reddy is currently the Executive Vice President of Investments and serves on the board of directors at Alliance Semiconductor. He currently serves on several private company boards. Mr. Reddy received an MSEE from Utah State University. The Nominating and Corporate Governance Committee believes that Mr. Reddy’s long experience in the semiconductor industry as well as long tenure on our Board of Directors brings necessary industry and historic knowledge and continuity to the board. The Committee also believes that Mr. Reddy’s extensive experience in finance and executive positions and as a past director of other companies, as well as his semiconductor industry background, position him to contribute financial, operational and industry expertise to the Board of Directors.

Directors Continuing in Office Until the 2012 Annual Meeting

Kris Chellam

Kris Chellam, age 59, has served as a director since December 2005. Mr. Chellam currently is an independent consultant advising private companies. From May 2007 until April 2009, Mr. Chellam was Co-Managing Partner of the Galleon Special Opportunities Fund, a late-stage venture capital fund. Prior to that, Mr. Chellam served as Senior Vice President, Global Enterprise Services at Xilinx, Inc., with responsibility for business and strategy development, information technology, real estate and Xilinx’s Asia-Pacific headquarters in Singapore, from July 2005, until his retirement in February 2007. Mr. Chellam joined Xilinx in July 1998 and served as Chief Financial Officer until July 2005. Prior to Xilinx, Mr. Chellam served as Senior Vice President, Finance and Administration and Chief Financial Officer at Atmel Corporation for seven years. Previously, Mr. Chellam worked for more than 12 years at Intel Corporation in a variety of financial management positions, in Europe and the United States. Mr. Chellam is a member of the Institute of Chartered Accountants in England and Wales. He completed his Cambridge Certificate of Education in Malaysia in 1968 and obtained his chartered accountancy degree in London in 1975. Mr. Chellam served on the Board of Directors of @Road, Inc. from December 1999 until its acquisition by Trimble Navigation Limited in February 2007, and chaired the audit committee of its board of directors. The Nominating and Corporate Governance Committee believes that Mr. Chellam’s experience as a chief financial officer, executive officer and director, as well as his career experience in the semiconductor industry, position him to contribute financial, operational and industry expertise to the Board of Directors. The Committee believes that Mr. Chellam’s experience as chief financial officer of a public reporting company and past service on the audit committee of other public reporting companies, and experience within the investment community, is especially valuable in his position as the chairperson of the Company’s Compensation Committee as well as his position as a member of the Company’s Audit Committee.

Sanjay Mehrotra

Sanjay Mehrotra, age 51, has served as a director since July 2009. He co-founded SanDisk Corporation in 1988 and has been its President since June 2006. He continues to serve as SanDisk’s Chief Operating Officer, a position he has held since 2001, and he has previously served as its Executive Vice President, Vice President of Engineering, Vice President of Product Development, and Director of Memory Design and Product Engineering. Mr. Mehrotra has more than 30 years of experience in the non-volatile semiconductor memory industry including engineering and engineering management positions at SanDisk, Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra earned B.S. and M.S. degrees in Electrical Engineering and Computer Sciences from the University of California, Berkeley. The Nominating and Corporate Governance Committee believes that Mr. Mehrotra’s experience in the semiconductor business, as the co-founder and chief operating officer of SanDisk, where he has been involved in growing that company’s business from formation to its current size, as well as his experience in other engineering management positions, has provided him with leadership skills, experience in creating and capturing business opportunities, and experience in scaling up a business to enable growth, which will be valuable to the Company and the Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that the following current five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Chellam, Mehrotra, Pantuso, Reddy, and Thornley. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Ali, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Board of Directors Leadership Structure

The Company’s Board of Directors is currently chaired by the President and Chief Executive Officer of the Company, Mr. Ali.

The Company believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board of Directors and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer) as compared to a relatively less informed independent Chairman.

The Board of Directors has not appointed a lead independent director. To support the independence of the board, the Company has adopted certain governance measures, including maintenance of an independent majority of the board and establishment of standing board committees composed entirely of independent directors.

Role of the Board of Directors in Risk Oversight

One of the Board of Directors’ key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of The Board of Directors

The Board of Directors met four times during the last fiscal year. All directors except Mr. Mehrotra attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. Mr. Mehrotra joined the Board in July 2009 and attended the regular meetings of the Board held during the portion of the last fiscal year for which he was a director; however, he was unable to attend one meeting of the Compensation Committee and one meeting of the Nominating and Corporate Governance Committee.

Information Regarding Committees of the Board of Directors

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2009 for each of the committees:

					Nominating and
					Corporate
Name	Audit		Compensation		Governance

Syed B. Ali
Kris Chellam	X		X	* (1)
John W. Jarve			X	* (2)
Sanjay Mehrotra			X	(3)	X (3)
Anthony J. Pantuso	X		X	(4)
C.N. Reddy			X		X
Anthony S. Thornley	X	*			X *
Total meetings in fiscal 2009	5		2		1

*	Committee Chairperson

(1)	Appointed to the Compensation Committee on October 23, 2009.

(2)	Resigned from the Board effective May 8, 2009.

(3)	Appointed to the Compensation Committee on July 22, 2009.

(4)	Served on the Compensation Committee until October 23, 2009.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; review and approves or rejects transactions between the Company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is composed of three directors: Messrs. Chellam, Pantuso and Thornley. The Audit Committee met five times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.caviumnetworks.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has also determined that each of Messrs. Chellam and Thornley qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Chellam’s and Mr. Thornley’s level of knowledge and experience based on a number of factors, including their formal education and experiences as Chief Financial Officers for public reporting companies.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Mr. Kris Chellam
Mr. Anthony J. Pantuso
Mr. Anthony S. Thornley (Chair)

Compensation Committee

The Compensation Committee is currently composed of three directors: Messrs. Chellam, Mehrotra and Reddy. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met two times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.caviumnetworks.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

1 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers and senior management; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least two times annually, with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Additionally, under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, and equity awards at one or more meetings held during the first half of the year, typically during the first quarter of each year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executive officers and senior management, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of a compensation consultant, including analyses of executive officers’ and senior management’s compensation paid at other companies identified by the consultant.

In January 2008, the Compensation Committee engaged an independent compensation consultant, Compensia, Inc., to provide the committee with an analysis of our salaries and stock incentive awards for executive officers. At the request of the Compensation Committee, Compensia also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations, strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration, and as a result, the Compensation Committee made changes to the base salaries, bonuses plans and stock option awards as described in greater detail in the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee did not engage a compensation consultant during 2009.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is an officer or employee of the Company. No current member of our Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Mr. Kris Chellam (Chair)
Mr. Sanjay Mehrotra
Mr. C.N. Reddy

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board of Directors), reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, considering nominations and proposals submitted by Cavium’s stockholders, assessing the performance and independence of the Board of Directors, and maintaining a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is currently composed of three directors: Messrs. Mehrotra, Thornley and Reddy. All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met one time during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.caviumnetworks.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, possessing extensive business and industry experience, understanding of public company responsibilities, as well as high personal integrity and ethical standards. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee’s policy is to consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee does not assign specific weights to particular factors and no particular factor is necessarily applicable to all prospective nominees. As part of the Board of Directors’ periodic self-assessment process, the Board of Directors considers whether it would be desirable for particular characteristics, experiences and skills to be represented on the Board of Directors to a greater degree. In

2 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 805 East Middlefield Road, Mountain View, CA 94043, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With The Board Of Directors

Historically, the Company has not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Code Of Ethics

The Company has adopted the Cavium Networks, Inc. Code of Business Ethics and Conduct, or Code of Ethics, that applies to all employees, directors and consultants. The Code of Ethics is available on the Company’s website at http://investor.caviumnetworks.com. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

In connection with the audit of the 2009 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and 2008, respectively, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended
	December 31,
	2009	2008
	($)	($)
	(In thousands)

Audit Fees(1)	1,019.0	1,080.1
Audit-related Fees(2)	50.5	—
Tax Fees(3)	60.0	30.0

Total Fees	1,129.5	1,110.1

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, other services normally provided by PricewaterhouseCoopers LLP in connection with regulatory filings, and for the audit of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees incurred for due diligence related to the acquisition of MontaVista Software, Inc.

(3)	Tax Fees for the years ended December 31, 2009 and December 31, 2008 were for services related to tax compliance.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 1, 2010 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

FMR LLC(2)	2,173,766	4.97%
Syed B. Ali(3)	2,466,707	5.64%
Arthur D. Chadwick(4)	268,332	*
Anil Jain(5)	451,916	1.03%
Rajiv Khemani(6)	241,895	*
Sandeep Vij(7)	122,395	*
Kris Chellam(8)	90,364	*
Sanjay Mehrotra(9)	9,375	*
Anthony Pantuso(10)	1,602,352	3.66%
C.N. Reddy(11)	285,633	*
Anthony Thornley(12)	37,239	*
All executive officers and directors as a group (10 persons)(13)	5,576,208	12.74%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 43,762,011 shares outstanding on March 1, 2010, adjusted as required by rules promulgated by the SEC.

(2)	Consists of (a) 1,949,206 shares owned by Fidelity Management & Research Company (“Fidelity”), which is a wholly owned subsidiary of FMR LLC (b) 206,760 shares owned by Strategic Advisers, Inc. (“Strategic”), which is a wholly-owned subsidiary of FMR LLC and (c) 17,800 shares owned by Pyramis Global Advisors Trust Company (“Pyramis”), which is an indirect wholly owned subsidiary of FMR LLC. Edward C. Johnson 3rd is the Chairman of FMR LLC. Mr. Johnson and FMR LLC, through its control of Fidelity, has (a) sole dispositive power over 1,949,206 shares and (b) sole voting power over none of the shares held by Fidelity. Mr. Johnson and FMR LLC, through its control of Pyramis, has (a) sole dispositive power over 17,800 shares and (b) sole voting power over none of the shares held by the institutional accounts managed by Pyramis. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	Includes (a) 1,588,062 shares held by Mr. Ali and (b) 878,645 shares that Mr. Ali has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 846,561 shares would be vested.

(4)	Consists of (a) 23,126 shares held by Mr. Chadwick, 11,876 shares of which remain subject to a repurchase option held by the Company, (b) 194,374 shares held by The Chadwick Living Trust, Arthur D. Chadwick and Farah Subedar, Trustees, U.A DTD 05/24/2000 and (c) 50,832 shares that Mr. Chadwick has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 50,832 shares would be vested.

(5)	Includes (a) 161,500 shares held by Mr. Jain, (b) 75,000 shares held by the Jain Family Trust Dated 2/27/07, a trust for the benefit of Mr. Jain’s children, and (c) 215,416 shares that Mr. Jain has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 205,561 shares would be vested.

(6)	Includes (a) 152,082 shares held by Mr. Khemani and (b) 89,813 shares that Mr. Khemani has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 80,646 shares would be vested.

(7)	Includes (a) 93,750 shares held by Mr. Vij and (b) 28,645 shares that Mr. Vij has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 28,645 shares would be vested.

(8)	Includes (a) 75,000 shares held by The Chellam Family Trust dtd 1/28/88, of which Mr. Chellam is a co-trustee, and (b) 15,364 shares that Mr. Chellam has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 15,364 shares would be vested.

(9)	Includes 9,375 shares that Mr. Mehrotra has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 9,375 shares would be vested.

(10)	Consists of (a) 1,433,916 shares held by NeoCarta Ventures, L.P., (b) 159,322 shares held by NeoCarta Scout Fund, L.L.C., and (c) 9,114 shares that Anthony Pantuso has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 9,114 shares would be vested. Mr. Pantuso, one of our directors, is a managing director of NeoCarta Associates, LLC, which is the general partner of NeoCarta Ventures, L.P. and the manager of NeoCarta Scout Fund, L.L.C. Mr. Pantuso may be deemed to share dispositive and voting power over these shares, which are, or may be, deemed to be beneficially owned by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. Mr. Pantuso may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. Mr. Pantuso disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(11)	Consists of (a) 16,372 shares held by Solar Venture Partners, LP, (b) 171,207 shares held by Scenic Investments L.P., (c) 86,207 shares held by Scenic Capital, (d) 2,733 shares held directly by C.N. Reddy, and (e) 9,114 shares that Mr. Reddy has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 9,114 shares would be vested. C.N. Reddy, one of our directors, is one of the general partners of Solar Venture Partners, LP, one of the general partners of Scenic Investments, L.P. and the general partner of Scenic Capital. Mr. Reddy may be deemed to share voting and investment power over these shares. Mr. Reddy disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(12)	Includes (a) 25,000 shares held by Mr. Thornley, 3,646 shares of which remain subject to a repurchase option held by the Company and (b) 12,239 shares that Mr. Thornley has a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options, of which 11,588 shares would be vested.

(13)	Includes an aggregate of 1,318,557 shares that our directors and named executive officers have a right to acquire within 60 days of March 1, 2010 pursuant to outstanding options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2009:

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities	Weighted Average	Under Equity
	to be Issued upon	Exercise Price of	Compensation Plans
	Exercise of Outstanding	Outstanding Options,	(Excluding Securities
Plan Category	Options, Warrants and Rights	Warrants and Rights	Reflected in Column(a)

Equity compensation plans approved by security holders:
2001 Stock Incentive Plan(1)	2,706,223	$2.81	449,808
2007 Equity Incentive Plan(2)	5,705,410	$11.72	3,023,692
Equity compensation plans not approved by security holders	—	—	—

TOTAL:	8,411,633	$8.85	3,473,500

(1)	In February 2001, we adopted the 2001 Stock Incentive Plan, or 2001 Plan. A total of 10,345,979 shares of common stock are reserved for issuance under the 2001 Plan. As a result of our initial public offering and the adoption of the 2007 Equity Incentive Plan, the Company no longer grants awards under the 2001 Plan; however, all outstanding options continue to be governed by their existing terms.

(2)	In February 2007, we adopted the 2007 Equity Incentive Plan, or 2007 Plan, which became effective in May 2007 in connection with our initial public offering. A total of 5,000,000 shares of common stock were initially authorized for issuance under the 2007 Incentive Plan. Our board of directors may increase the share reserve as of each January 1, from January 1, 2008 through January 1, 2017 (each such day a “Calculation Date”), by an amount determined by our board; provided, however that the increase for any year may not exceed the lesser of (1) 5% of the total number of shares of our common stock outstanding on the Calculation Date or (2) 5,000,000 shares.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal year 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the best possible executive talent, to tie annual and long-term cash and stock incentives to achievement of measurable corporate, market segment and individual performance, to align executives’ incentives with stockholder value creation, to be affordable within the context of our operating expense model, to be fairly and equitably administered and to reflect our values. To achieve these objectives, our Compensation Committee implements and maintains compensation plans that tie a substantial portion of our executives’ overall compensation to our financial performance and common stock price through the issuance of equity as a significant component of compensation. Overall, the total compensation opportunity is intended to create an executive compensation program that is based on comparable public companies.

As we administer our compensation programs, we work to:

•	evolve and modify our programs to reflect the competitive environment and our changing business needs;

•	focus on simplicity wherever possible;

•	openly communicate the details of our programs with our employees and managers to ensure that our programs and their goals are understood;

•	provide our managers and employees with the tools they need to administer our compensation programs; and

•	consistently apply our compensation philosophy to all our locations, although our specific programs may vary from country to country.

The Compensation Committee meets regularly in executive session. In 2009, our Chief Financial Officer also attended each meeting of the Compensation Committee. The Chief Financial Officer was present in order to provide information regarding new employees for whom stock option grants were being considered. Additionally, in the first quarter of 2009 and the first quarter of 2010, our Chief Executive Officer attended the Compensation Committee meeting in order to discuss overall company-wide compensation strategy and answer any questions raised by the Compensation Committee in regards to general employee compensation. Our Chief Executive Officer, however, may not and did not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings.

Compensation Policies

Our Compensation Committee’s policy is to meet on a periodic basis at least two times per year for the purpose of granting equity awards. Historically, during the first quarter of each calendar year, the Compensation Committee meets in order to review and grant equity awards to current employees, as well as to any individuals who became employees since the Compensation Committee’s last meeting. During the following three quarters of the calendar year, equity awards are typically granted only to new employees. The Company expects that it will likely continue to grant equity awards to current employees on a yearly basis. Such determination will be made by the Compensation Committee each year. In the first quarter of each of 2008, 2009 and 2010, the Compensation Committee awarded stock options to almost all current employees who had been employed by the Company for more than one year.

Historically, the Compensation Committee has made most adjustments to annual compensation, determined equity awards and established new performance objectives, if any, at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted solely by the Compensation Committee, which determines any adjustments to his compensation as well as equity awards to be granted.

For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive officers’ compensation paid at other companies identified by the consultant. The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation; however, in general the Compensation Committee emphasizes equity compensation over cash compensation in order to promote long-term thinking, strategy, and growth. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions. In 2008, the Compensation Committee focused on financial reports and projections, stock performance data and analyses by Compensia, Inc. (“Compensia”) when determining compensation for the executive officers.

In January 2009, the Compensation Committee considered a recommendation from management to reduce from 2008 levels the base salaries of Messrs. Ali, Chadwick, Jain, Khemani and Vij, as part of our overall cost reduction efforts in response to economic conditions in existence at the beginning of the year. As described below, these management-recommended reductions were approved by the Compensation Committee effective January 1, 2009. Subsequently, in October 2009, the Board of Directors approved the reinstatement of the base salaries of these officers to the full amounts that were in effect prior to the reductions. The reinstatement took effect January 1, 2010.

Compensation Consultant

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In January 2008, the Compensation Committee engaged an independent compensation consultant, Compensia to provide the Compensation Committee with an analysis of our salaries and stock incentive awards for executive officers. At the request of the Compensation Committee, Compensia also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. While the Committee reviewed the information provided by Compensia, as well as the survey data discussed below, the Committee did not, as a material factor, set or consider specific benchmarks in its compensation decisions.

In order to learn more about overall market conditions, the Committee reviewed market data compiled by Compensia regarding a peer group of companies that was selected based on similar industry and market capitalization to the Company. Compensia presented a preliminary peer group that was then revised with the assistance of the Company’s management in order to ensure that the companies selected were in fact considered industry peers to the Company. The final peer group consisted of the following sixteen companies: PMC-Sierra, Atheros Communications, Sirf Technology Holdings, Applied Micro Circuits Corporation, Rambus, Riverbed Technology, Sonicwall, Hittite Microwave Corporation, Aruba Networks, Netscout Systems, Netlogic Mircrosystems, Advanced Analogic Technologies, Data Domain, PLX Technology, Volterra Semiconductor and Exar. Additionally, Compensia provided market data from the Radford October 2007 Executive Compensation Survey.

Compensia’s analysis indicated that the Company’s cash compensation for its executive officers was below the 25th percentile as compared to the peer group. It was also recognized that the executive officers’ salaries had not been raised for four years. Additionally, Compensia found that the Company’s equity compensation for its executive officers was generally at or above the 75th percentile as compared to the peer group companies; however, it was also noted that the pre-initial public offering equity holdings of the executive officers would become fully vested over the next several years. Based on the foregoing, Compensia recommended eliminating the Company’s short-term incentive program, raising the executive officers’ salaries, and granting equity incentive awards equal to half of those awarded in 2006. After reviewing Compensia’s recommendations, the Company decided to eliminate the short-term incentive program, increase executive officer salaries by approximately ten percent, and grant new stock option awards in order to strengthen long-term compensation incentives.

The Compensation Committee did not engage a compensation consultant during 2009 because the Compensation Committee determined that no compensation consultant analysis and compensation recommendations were needed for 2009, since the Compensation Committee approved management’s recommendation to reduce salaries effective January 1, 2009 and the reduction remained in effect until January 1, 2010.

Compensation Components

Salary.  Salaries for our named executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be in the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with our straightforward compensation philosophy, which emphasizes long-term compensation. Base salaries are reviewed by our Compensation Committee annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and cost of living adjustments, as appropriate. The Compensation Committee neither bases its consideration on any single factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors.

The Compensation Committee performed its annual review of the named executive officer salaries for 2008 and after reviewing Compensia’s analysis of our executive officer overall compensation, decided to adjust the salary amounts and to eliminate the officer bonus program effective April 1, 2008. The named executive officers’ salaries were increased, effective April 1, 2008, such that Mr. Ali’s yearly salary rate would be $295,000, Mr. Chadwick’s yearly salary would be $240,000, Mr. Jain’s yearly salary would be $240,000 and Mr. Khemani’s yearly salary would be $275,000. Mr. Vij joined the Company in May 2008 and his yearly salary rate was set at $274,992. In making such salary decisions, the Compensation Committee reviewed the information and recommendations provided by Compensia, the historical salaries paid to the named executive officers, and the varying levels of responsibility and oversight held by each executive officer. The base compensations of Mr. Ali, Mr. Chadwick, Mr. Jain and Mr. Khemani as reflected in the Summary Compensation Table below, are lower than the salaries approved by the Compensation Committee for 2008 because the salary increases did not become effective until April 1, 2008 and because some of the officers took varying amounts of unpaid time-off during 2008.

In January 2009, as part of the Company’s overall cost reduction efforts in response to global economic conditions, the Compensation Committee approved management-recommended reductions in the base salaries of Messrs. Ali, Chadwick, Jain, Khemani and Vij. Consequently, effective January 1, 2009, Mr. Ali’s salary for 2009 was reduced by 50% and Messrs. Chadwick’s, Jain’s, Khemani’s and Vij’s salaries for 2009 were reduced by 25%. These reductions were from the base salaries that became effective on April 1, 2008.

In October 2009, the Board of Directors approved reinstatement of the base salaries of Messrs. Ali, Chadwick, Jain, Khemani and Vij to be effective January 1, 2010. As a result of the reinstatement, effective January 1, 2010 the base salaries returned to the amounts that were in effect prior to the reductions.

Annual Bonus.  In 2007, in addition to base salaries, we awarded performance-based cash bonuses as an additional incentive to achieve corporate goals. These cash bonuses were intended to reward individual performance during the year. Target bonus amounts were set biannually by the Compensation Committee and full bonus payments were paid. In 2008, the Compensation Committee discontinued the annual bonus program because it believed that base salaries and equity compensation were sufficient to achieve our compensation goals and provide both short and long-term incentives for our named executive officers. We did not award performance-based cash bonuses in 2009, and the Compensation Committee does not intend to award performance-based cash bonuses in 2010.

Long-Term Incentive Program.  We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through our grants of stock-based awards. Our long-term equity incentive compensation for our named executive officers is currently in the form of stock options and restricted stock units to acquire our common stock. In 2007, our Board of Directors adopted the Cavium Networks, Inc. 2007 Equity Incentive Plan, the 2007 Plan, which permits the grant of stock options, stock appreciation rights, restricted stock grants or awards, performance shares, and other stock-based awards. The 2007 Plan was established to provide our employees, including our named executive officers, with incentives to help align those employees’ incentives with the interests of our stockholders. Our Compensation Committee does not apply a rigid formula in allocating stock options to named executive officers as a group or to any particular named executive officer. Instead, our Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, the non-equity compensation received by the named executive officer and the total number of options and restricted stock units to be granted to all employees during the year. Our Compensation Committee also considers each named executive officer’s unvested stock options and restricted stock units, as we believe the vesting of stock options and restricted stock units over time is important to the future performance of our named executive officers. In the past, our practice has been to review annually equity awards to our named executive officers, and make additional awards when appropriate. Like our other compensation components, we intend that the annual aggregate value of long-term incentive awards will be set in line with that of comparable companies.

Stock Options and Restricted Stock Units.  In March 2008, the Compensation Committee granted equity incentive plan awards in the form of stock options to Messrs. Ali, Chadwick, Jain and Khemani in connection with recommendations from Compensia, as previously discussed.

In February 2009, the Compensation Committee granted additional equity incentive plan awards in the form of stock options to Messrs. Ali, Chadwick, Jain, Khemani and Vij. Each of these option grants vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. In the event there is a change in control (as defined in the stock option agreements), 100% of the stock options will immediately vest if any of the following events occur: (i) the employee is terminated by the Company without cause (as defined in the stock option agreements) within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 24 months following such change in control. When making these grants, the Compensation committee considered, among other things, the fact that a majority of the stock options then held by Messrs. Ali, Chadwick, Jain and Khemani would become fully vested by 2010, and the fact that the exercise prices of the grants made to Messrs. Ali, Chadwick, Jain, Khemani and Vij in 2008 were greater than the then-trading price of the Company’s common stock. These grants were made to continue to foster long-term planning and performance by aligning our named executive officers’ interests with those of our stockholders.

Our Compensation Committee did not grant restricted stock units to any of our named executive officers in the years ended December 31, 2009, 2008 or 2007.

In January 2010, the Board granted additional equity incentive plan awards, in the form of both stock options and restricted stock units, to Messrs. Ali, Chadwick, Jain and Khemani. Each of the option grants vests as to 12.5% of the shares subject to the stock option on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. In the event there is a change in control (as defined in the stock option agreements), 100% of the stock options will immediately vest if any of the following events occur: (i) the employee is terminated by the Company without cause (as defined in the stock option agreements) prior to or within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 24 months following such change in control. With respect to the restricted stock units, 25% will be issued on each of January 30, 2011, 2012, 2013 and 2014, provided that the officer continues to provide services to the Company on each such date. In the event there is a change in control (as defined in the restricted stock unit agreements), 100% of the restricted stock units will immediately vest if any of the following events occur: (i) the employee is terminated by the Company without cause (as defined in the restricted stock unit agreements) prior to or within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the restricted stock unit agreements) within 24 months following such change in control. When making these grants, the Compensation committee considered, among other things, the value of equity incentive awarded in the prior year as well as the fact that the named executive officers had taken a reduction in base salaries in 2009. These new grants were made to continue to foster long-term planning and performance by aligning our named executive officers’ interests with those of our stockholders.

Our Compensation Committee does not time the granting of our stock options with any favorable or unfavorable news released by us and the proximity of the grant of any awards to an earnings announcement or other market event is coincidental. The exercise price of options is set at the closing price of our common stock on the date of grant.

Stock Appreciation Rights.  Our 2007 Plan authorizes us to grant stock appreciation rights. To date no stock appreciation rights have been awarded to any of our named executive officers. Our Compensation Committee, in its discretion, may in the future elect to make such grants to our named executive officers if it deems it advisable. However, the Compensation Committee has no current plans to grant any stock appreciation rights to our named executive officers in 2010.

Restricted Stock Grants or Awards.  Our Compensation Committee did not grant restricted stock or restricted stock awards to any of our named executive officers in the years ended December 31, 2009, 2008 or 2007. Our 2007 Plan authorizes restricted stock and restricted stock awards and our Compensation Committee, in its discretion, may in the future elect to make such grants to our named executive officers if it deems it advisable. However, the Compensation Committee has no current plans to grant any restricted stock grants or awards to our named executive officers in 2010.

Stock Ownership Guidelines.  While we encourage our named executive officers to hold a significant equity interest in the Company, we do not have specific share retention and ownership guidelines for our named executive officers. We may implement guidelines regarding the issuance of new stock option awards in the future in order to assure that our officers are appropriately incentivized.

Additional Compensation.  All of our full-time employees in the United States, including our named executive officers, may participate in our health programs, which include medical, dental and vision care coverage, and our 401(k) and life insurance programs. We provide these programs to provide a competitive benefit program for our employees.

Compensation Policies and Practices as They Relate to Risk Management

The compensation programs for our employees are structured in a manner that we believe does not create risks that are reasonably likely to have a material adverse effect on the Company. The predominant component of our compensation structure for executive employees is in the form of long-term equity awards tied to the price of the Company’s common stock, and increasing levels of compensation are derived from those awards as the stock price appreciates and stockholder value is created. We did not award performance-based cash bonuses in 2008 or 2009, and the Compensation Committee does not intend to award performance-based cash bonuses in 2010. Accordingly, our overall compensation program is structured so as to encourage long-term growth and appreciation in the value of our business and stock price. In addition, the increasing use of restricted stock unit awards in lieu of option grants has reduced the risk element associated with the equity awards. Stock option grants have a higher risk/reward nature because they only have value to the extent the market price of the underlying shares appreciates over the grant date market price that serves as the exercise price. Restricted stock units, on the other hand, continue to provide value and serve as a meaningful retention vehicle even in periods of declining stock prices, because there is no exercise price or other cash consideration to be paid for the underlying shares. Restricted stock units cover a smaller number of shares when compared to a stock option grant with the same grant-date fair value, and the significant downside protection they afford lowers the overall risk profile of the total compensation package.

Accounting and Tax Considerations

Under ASC Topic 718, we are required to estimate and record an expense for each award of equity compensation including stock options and restricted stock units over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future its stock option and restricted stock unit grant program as the sole component of its long-term compensation program.

Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1.0 million of compensation paid to certain executive officers in a calendar year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with the best interests of the Company and those of our stockholders.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2009, 2008 and 2007, compensation awarded to, paid to or earned by the Company’s Principal Executive Officer, or Chief Executive Officer, Principal Financial Officer, or Chief Financial Officer, and its three other most highly compensated executive officers as of December 31, 2009:

Summary Compensation Table for Fiscal 2009

					Non-Equity
					Incentive Plan	All Other
Name and Principal		Salary	Bonus	Option Awards	Compensation	Compensation
Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	Total ($)

Syed B. Ali,	2009	145,160	—	1,607,250	—	13,035	1,765,445
President and Chief	2008	264,748	—	1,236,848	—	14,420	1,516,016
Executive Officer	2007	194,480	50,000	—	—	12,220	256,700
Arthur D. Chadwick,	2009	153,000	—	455,388	—	12,458	620,846
Vice President of	2008	196,557	—	353,385	—	13,696	563,638
Finance and	2007	182,250	20,000	—	—	11,834	214,084
Administration, Chief Financial Officer and Secretary
Anil K. Jain,	2009	180,000	—	401,813	—	9,189	591,002
Corporate Vice	2008	228,619	—	353,385	—	12,948	594,952
President, IC	2007	194,480	20,000	—	—	12,609	227,089
Engineering
Rajiv Khemani,	2009	204,663	—	669,688	—	12,742	887,093
Vice President and	2008	228,370	—	1,152,207	—	15,683	1,396,260
General Manager of	2007	187,200	35,000	—	—	11,796	233,996
Networking and Communications Division
Sandeep Vij,	2009	198,020	—	669,688	—	13,375	881,083
Vice President and	2008	178,309	—	2,292,300	—	10,402	2,481,011
General Manager	2007	N/A	N/A	N/A	—	N/A	N/A
Broadband and Consumer Division(4)

(1)	Bonuses listed on this table reflect the performance of the named executive officer, named financial officer and each of the named executive officers. However, a portion of the bonuses for 2007 were actually paid in the following calendar year.

(2)	The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal years ended December 31, 2009, 2008 and 2007. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 1, 2010.

(3)	Includes the following payments we paid on behalf of the executives:

		Health Care		401k Contributions
		Contribution	Insurance Premiums	Made by the Company	Other	Total
Name	Year	($)(a)	($)(b)	($)	($)(c)	($)

Syed B. Ali	2009	11,931	854	250	—	13,035
	2008	11,364	1,056	2,000	—	14,420
	2007	10,884	1,336	—	—	12,220
Arthur D. Chadwick	2009	11,931	527	—	—	12,458
	2008	11,364	332	2,000	—	13,696
	2007	10,884	950	—	—	11,834
Anil K. Jain	2009	7,675	1,123	391	—	9,189
	2008	9,634	1,314	2,000	—	12,948
	2007	10,884	1,725	—	—	12,609
Rajiv Khemani	2009	11,931	584	227	—	12,742
	2008	11,364	319	2,000	2,000	15,683
	2007	10,884	912	—	—	11,796
Sandeep Vij	2009	11,931	944	500	—	13,375
	2008	7,668	734	2,000	—	10,402
	2007	—	—	—	—	—

(a)	Includes medical, dental and vision insurance.

(b)	Includes premiums for life, accidental death and dismemberment, long term disability and short term disability insurance.

(c)	Reflects a bonus awarded for the hiring by the Company of an individual referred to the Company by Mr. Khemani.

(4)	Mr. Vij resigned as an employee of the Company effective January 25, 2010.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2009

		All Other Option
		Awards: Number of	Exercise or Base	Grant Date Fair
		Securities	Price of Option	Value of
		Underlying Options	Awards	Option Awards
Name	Grant Date	(#)(1)	($/Sh)	($)(2)

Syed B. Ali	2/6/09	300,000	10.32	1,607,250
Arthur D. Chadwick	2/6/09	85,000	10.32	455,388
Anil K. Jain	2/6/09	75,000	10.32	401,813
Rajiv Khemani	2/6/09	125,000	10.32	669,688
Sandeep Vij	2/6/09	125,000	10.32	669,688

(1)	Represents stock options granted to our named executive officers pursuant to the Company’s 2007 Equity Incentive Plan, which are described further in the Outstanding Equity Awards at Fiscal Year-End Table below.

(2)	Represents the grant date fair value of such stock option award as determined in accordance with FASB ASC Topic 718. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 1, 2010.

Employee Agreements and Potential Payments Upon Termination or Change in Control

The following summaries set forth the employment agreements and potential payments payable to our named executive officers upon termination of employment or a change in control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus far, the Compensation Committee has only revised the employment agreements of Mr. Ali, Mr. Jain and Mr. Vij in order to ensure that the terms of such agreements were in documentary compliance with Section 409A of the Internal Revenue Code, as amended.

We do not currently maintain a qualified or non-qualified defined benefit plan, nor do we currently maintain a nonqualified defined contribution plans or other deferred compensation plans.

We believe that the severance benefits are appropriate and provide us with greater flexibility to make changes in our executive management if such changes are in the stockholders’ best interests. This flexibility is provided by already having in place certain mutually agreed upon severance packages such that parties are aware of and have agreed upon the payments that would occur upon various termination events. In addition to the potential payments set forth below, each of the named executive officers, as employees, may be entitled to certain benefits under the 2007 Equity Incentive Plan relating to a change in control or other corporate transaction.

Syed B. Ali.  In January 2001, we entered into an employment agreement with Mr. Ali, our President and Chief Executive Officer. In December 2008, we entered into an amendment to such employment agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Ali’s agreement provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Ali. If we terminate Mr. Ali’s employment without cause (as defined in his employment agreement) or Mr. Ali is constructively terminated, and Mr. Ali executes a release of claims against the Company, Mr. Ali will be entitled to receive $14,583 (less applicable withholding taxes) per month for a period of 12 months and reimbursement for health care continuation coverage for the same period. If, during that twelve-month period, Mr. Ali obtains full time employment (or its equivalent), then Mr. Ali’s severance payments will be decreased by the salary or fees paid for such work (but not decreased by more than $50,000) and his health care continuation reimbursements will cease if he has been provided with substantially similar coverage. For a period of eighteen months after his termination of employment, Mr. Ali will be subject to certain restrictions on competition with the Company and on the solicitation of employees, customers and clients. Mr. Ali is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Arthur D. Chadwick.  In December 2004, we entered into an employment offer letter with Mr. Chadwick, our Vice President of Finance & Administration and Chief Financial Officer. Mr. Chadwick’s offer letter provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Chadwick. If we terminate Mr. Chadwick’s employment without cause (as defined in his offer letter) or Mr. Chadwick resigns for good reason (as defined in his offer letter), one half of his unvested Company stock and stock options will become vested. Additionally, Mr. Chadwick’s unvested Company stock and stock options will fully vest if we terminate Mr. Chadwick’s employment or Mr. Chadwick resigns for good reason within three months prior to or 12 months following a change in control (as defined in his offer letter) or Mr. Chadwick is not offered the position of chief financial officer of the surviving or continuing entity within three months following the change in control. In addition, in the event of a change in control, Mr. Chadwick has agreed to assist the Company with the transition following such a transaction for up to six months. Mr. Chadwick is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Anil K. Jain.  In January 2001, we entered into an employment offer letter with Mr. Jain, our Vice President of IC Engineering. In December 2008, we entered into an amendment to such employment offer letter in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Jain’s offer letter provides that Mr. Jain is an at-will employee and his employment may be terminated at any time by us or Mr. Jain. If we terminate Mr. Jain’s employment for any reason, Mr. Jain is entitled to receive his salary as well as benefits for three months after termination. Mr. Jain is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Rajiv Khemani.  In May 2003, we entered into an employment offer letter with Mr. Khemani, our Vice President of Marketing and Sales. Mr. Khemani’s offer letter provides that Mr. Khemani is an at-will employee and his employment may be terminated at any time by us or Mr. Khemani. The offer letter does not provide Mr. Khemani with any severance or change in control benefits. Mr. Khemani is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

Sandeep Vij.  In May 2008, we entered into an employment offer letter with Mr. Vij, formerly our Vice President of Strategic Markets and Business Development. In December 2008, we entered into an amendment to such employment offer letter in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Vij resigned from the Company effective January 25, 2010. The salary for Mr. Vij per his employment offer letter was $274,992 per year. Mr. Vij’s offer letter provided that Mr. Vij was an at-will employee and his employment may have been terminated at any time by us or Mr. Vij. If we had terminated Mr. Vij’s employment without cause (as defined in his offer letter) or Mr. Vij had resigned for good reason (as defined in his offer letter), then two-thirds of his then unvested stock options granted pursuant to his offer letter would have become vested, he would have received 12 months of his salary and one hundred percent of his target yearly bonus (if such bonus had existed), and the Company would have paid for his health care continuation coverage for a period of 12 months; provided, that such health care continuation payments shall have ceased if he had received comparable benefits from a new employer. Additionally, if there had been a change in control (as defined in his offer letter), then all of Mr. Vij’s unvested stock options granted pursuant to his offer letter would have become vested if we had terminated him or he had resigned for good reason within three months prior to or 12 months following such change in control, or if he had not been offered a similar position of responsibility with the surviving or continuing entity within three months following the change in control. Mr. Vij was eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

In February 2009, the Compensation Committee granted equity incentive plan awards to Messrs. Ali, Chadwick, Jain, Khemani and Vij. Each of these option grants vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. In the event there is a change in control (as defined in the stock option agreements), 100% of the stock options will immediately vest if any of the following events occur: (i) the employee is terminated by the Company without cause (as defined in the stock option agreements) within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 24 months following such change in control.

The amount of potential compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the table below and assumes that the event occurred on December 31, 2009, the last business day of the Company’s last fiscal year:

		Cash		Acceleration of	Total
Named		Severance	Continuation	Vesting of Stock	Termination
Executive	Termination or Change	Payment	of Medical	Options	Benefits
Officer	in Control Event	($)	Benefits($)	($)(1)	($)

Syed B. Ali	Termination without cause or constructive termination	174,996	13,124 (2)	—	188,120
	Termination without cause or resignation for good reason within 24 months following a change in control	174,996	13,124 (2)	3,208,625	3,396,745
Arthur D. Chadwick	Termination without cause or resignation for good reason	—	—	581,542	581,542
	Termination without cause or resignation for good reason within three months prior to or 12 months following a change in control, or if he is not offered the position of chief financial officer of the surviving or continuing entity within three months following the change in control	—	—	1,163,084	1,163,084
	Termination without cause or resignation for good reason more than 12 months and less than 24 months following a change in control	—	—	1,036,099	1,036,099

		Cash		Acceleration of	Total
Named		Severance	Continuation	Vesting of Stock	Termination
Executive	Termination or Change	Payment	of Medical	Options	Benefits
Officer	in Control Event	($)	Benefits($)	($)(1)	($)

Anil K. Jain	Termination for any reason	60,000	13,124	—	73,124
	Termination without cause or resignation for good reason within 24 months following a change in control	60,000	13,124	802,156	875,280
Rajiv Khemani	Termination without cause or resignation for good reason within 24 months following a change in control	—	—	1,336,936	1,336,936
Sandeep Vij	Termination without cause or resignation for good reason	274,992	2,110	258,282	535,384
	Termination without cause or resignation for good reason within three months prior to a change in control	274,992	2,110	387,423	664,525
	Change in control, if he is not offered a similar position of responsibility with the surviving or continuing entity within three months following the change in control	—	—	387,423	387,423
	Termination without cause or resignation for good reason within 12 months following a change in control	274,992	2,110	1,724,359	2,001,461
	Termination without cause or resignation for good reason more than 12 months and less than 24 months following a change in control	274,992	2,110	1,595,218	1,872,320

(1)	The value of stock option vesting acceleration is based on the closing stock price of $23.83 per share for our common stock as reported on NASDAQ on December 31, 2009 with respect to in-the-money unvested stock option shares minus the exercise price of the unvested option shares.

(2)	If, during the twelve-month period, Mr. Ali obtains full time employment (or its equivalent), then Mr. Ali’s severance payments will be decreased by the salary or fees paid for such work (but not decreased by more than $50,000) and his health care continuation reimbursements will cease if he is provided with substantially similar coverage.

Stock Option Awards

We currently grant stock awards to executive officers under our 2007 Equity Incentive Plan, or the 2007 Plan. The 2007 Plan was established to provide our employees with an opportunity to participate in our long-term performance. The following is a brief description of certain permissible terms of stock options under the 2007 Plan:

Exercise Price.  Incentive and nonstatutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2007 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant except in the case of certain incentive stock options.

Term.  The plan administrator determines the term of stock options granted under the 2007 Plan, up to a maximum of seven years (except in the case of certain incentive stock options). Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested stock options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested stock options for a period of 12 months following such cessation of service in the event of disability and 18 months following the date of death. The stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws. In no event, however, may a stock option be exercised beyond the expiration of its term.

Consideration.  Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a broker-assisted cashless exercise, (c) the tender of common stock owned by the optionee, (d) a net exercise arrangement, and/or (e) other legal consideration approved by the plan administrator.

Restriction on Transfer.  Unless the plan administrator provides otherwise, stock options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the stock option following the optionee’s death.

Corporate Transactions.  In the event of certain significant corporate transactions, our Board of Directors has the discretion to take one or more of the following actions with respect to a stock award: (i) arrange for the surviving or acquiring corporation (or its parent) to assume or continue the stock award or to substitute a similar stock award for the stock award; (ii) arrange for the assignment of any reacquisition or repurchase rights held by us for any shares issued pursuant to the stock award to the surviving or acquiring corporation (or its parent); (iii) accelerate the vesting and exercisability of the stock award, if applicable, with such stock award terminating if not exercised (if applicable) prior to the corporate transaction; (iv) arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award; or (v) cancel the stock award, to the extent not vested or not exercised prior to the corporate transaction, in exchange for such cash consideration as our Board of Directors, in its discretion, may consider appropriate. Our Board of Directors does not need to take the same action with respect to all stock awards or with respect to all participants. Other terms may be provided in individual stock award agreements.

For purposes of the 2007 Plan, a corporate transaction will be deemed to occur in the event of (i) a sale of all or substantially all of our consolidated assets and the consolidated assets of our subsidiaries; (ii) a sale of at least 90% of our outstanding securities; (iii) the consummation of a merger or consolidation in which we are not the surviving corporation; or (iv) the consummation of a merger or consolidation in which we are the surviving corporation but the shares of our outstanding common stock are converted into other property by virtue of the transaction.

Prior to May 2007, we granted options under our 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan was terminated in connection with our initial public offering so that no further awards may be granted under the plan. Although the 2001 Stock Incentive Plan has terminated, all outstanding options will continue to be governed by their existing terms.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our named executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may contribute up to 15% of his or her pre-tax compensation, up to the statutory limit, which was $15,500 for calendar year 2008. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2008 could be up to an additional $5,000 above the statutory limit.

Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions, when contributed. In 2008, we made matching contributions equal to 50% of the employee contribution up to a maximum matching amount of $2,000. In January 2009, as part of the Company’s overall cost reduction efforts in response to global economic conditions, we stopped all matching contributions to the 401(k) plan. Contributions were resumed in January 2010. Participant contributions are held and invested by the plan’s trustee.

Outstanding Equity Awards at Fiscal year - end.

The following table shows for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards At December 31, 2009

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying	Option
	Unexercised Options		Unexercised Options	Exercise	Option
	(#)		(#)	Price	Expiration
Name	Exercisable		Unexercisable	($)	Date

Syed B. Ali	350,000	(1)	0	1.02	8/2/2015
	76,562	(2)	98,438	14.80	3/17/2015
	164,062	(1)	10,938	3.04	3/22/2016
	131,250	(3)	43,750	3.04	3/22/2016
	62,500	(4)	237,500	10.32	2/6/2016
Arthur D. Chadwick	21,875	(2)	28,125	14.80	3/17/2015
	17,708	(4)	67,292	10.32	2/6/2016
Anil K. Jain	60,000	(1)	0	1.02	8/2/2015
	50,390	(1)	3,360	3.04	3/22/2016
	40,312	(3)	13,438	3.04	3/22/2016
	21,875	(2)	28,125	14.80	3/17/2015
	15,625	(4)	59,375	10.32	2/6/2016
Rajiv Khemani	21,167	(2)	33,750	14.80	3/17/2015
	35,937	(2)	39,063	20.33	1/18/2015
	16,667	(3)	12,500	3.04	3/22/2016
	8,334	(1)	3,125	3.04	3/22/2016
	26,041	(4)	98,959	10.32	2/6/2016
Sandeep Vij	89,062	(5)	135,938	20.98	5/1/2015
	26,041	(4)	98,959	10.32	2/6/2016

(1)	The stock option was granted pursuant to our 2001 Equity Incentive Plan and vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. The option may also be early exercised in which case it would remain subject to a repurchase right in favor of the Company that would vest according the schedule previously described.

(2)	The stock option was granted pursuant to our 2007 Equity Incentive Plan and vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter.

(3)	The stock option was granted pursuant to our 2001 Equity Incentive Plan and vests as to 20% on the one year anniversary of the vesting commencement date and 1/60th of the shares subject to the stock option vest monthly thereafter. The option may also be early exercised in which case it would remain subject to a repurchase right in favor of the Company that would vest according the schedule previously described.

(4)	The stock option was granted pursuant to our 2007 Equity Incentive Plan and vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. In the event there is a change in control (as defined in the stock option agreements), 100% of the stock options will immediately vest if any of the following events occur: (i) the employee is terminated by the Company without cause (as defined in the stock option agreements) within 24 months following such change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 24 months following such change in control.

(5)	The stock option was granted pursuant to our 2007 Equity Incentive Plan and vests monthly over four years beginning on the vesting commencement date. The stock option is subject to acceleration such that if we terminate Mr. Vij’s employment without cause (as defined in his offer letter) or Mr. Vij resigns for good reason

(as defined in his offer letter), then two-thirds of the then unvested stock options will become vested, and if there is a change in control (as defined in his offer letter), then all of the unvested stock options will become vested if we terminate him or he resigns for good reason within three months prior to or 12 months following such change in control, or if he is not offered a similar position of responsibility with the surviving or continuing entity within three months following the change in control.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2009, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards
	Number of
	Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Syed B. Ali	—	—
Arthur D. Chadwick	—	—
Anil K. Jain	30,000	619,200
Rhajiv Khemani	5,000	57,650
	400	6,280
	700	10,990
	1,300	20,410
	900	14,130
	200	3,140
	2,500	43,250
	12,000	207,600
	417	6,222
	5,083	28,160
	1,500	23,550
Sandeep Vij	—	—

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of all non-employee directors of the Company:

Director Compensation for Fiscal 2009

	Fees	Option		All Other
	Earned or Paid in Cash	Awards		Compensation	Total
Name	($)	($)(1)		($)	($)

Kris Chellam	18,000	88,631	(2)	—	106,631
John W. Jarve(3)	—	—	(4)	—	—
Sanjay Mehrotra	18,000	491,895	(5)	—	509,895
Anthony J. Pantuso	24,000	88,631	(6)	—	112,631
C.N. Reddy	18,000	88,631	(7)	—	106,631
Anthony S. Thornley	24,000	88,631	(8)	—	112,631

(1)	The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended December 31, 2009. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 1, 2010.

(2)	As of December 31, 2009, Mr. Chellam held unexercised options to purchase 31,250 shares.

(3)	Served as a member of the Board until May 8, 2009.

(4)	As of December 31, 2009, Mr. Jarve held no unexercised options.

(5)	As of December 31, 2009, Mr. Mehrotra held unexercised options to purchase 50,000 shares.

(6)	As of December 31, 2009, Mr. Pantuso held unexercised options to purchase 25,000 shares.

(7)	As of December 31, 2009, Mr. Reddy held unexercised options to purchase 25,000 shares.

(8)	As of December 31, 2009, Mr. Thornley held unexercised options to purchase 28,125 shares.

Mr. Syed Ali, our one employee director, did not receive any cash compensation for his services as a member of our Board of Directors in 2009.

Our non-employee directors received, in 2009, cash compensation for their services as non-employee members of the Board of Directors in the following amounts: $12,000 per year for service on the Board of Directors, plus $6,000 per year for service on the audit committee and $6,000 per year for service on the Compensation Committee. In addition, the chairperson of the audit committee received an additional $6,000. This cash compensation was paid on, or soon thereafter, the date of our 2009 annual stockholders’ meeting. We plan to continue these rates of cash compensation in 2010. Additionally, we have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Directors or committee meetings.

Each individual who is elected or appointed as a non-employee director of the Board of Directors will automatically be granted a stock option to purchase 50,000 shares of our common stock. All of the shares subject to each such grant vest in equal monthly installments over four years. The vesting commencement date of these stock options will occur when the director first takes office. At the time of each of our annual stockholders’ meetings, beginning in 2008, each non-employee director who has served for at least the preceding six months and who will continue to be a director after that meeting will automatically be granted a non-statutory stock option on such date to purchase 12,500 shares of our common stock that will vest in equal monthly installments over four years. All these stock options will be granted with an exercise price equal to the fair market value of our common stock on the date of the grant. In 2009, the following directors received such stock option grants: Mr. C.N. Reddy, Mr. Anthony Pantuso, Mr. Anthony Thornley, and Mr. Kris Chellam.

Our intention is to make such grants to all non-employee directors at the 2010 Annual Stockholders’ Meeting. We make such grants because we believe that long-term performance from our non-employee directors should be encouraged and rewarded through a culture of stock option ownership. Therefore, our long-term equity incentive compensation for non-employee directors is currently exclusively in the form of stock options to acquire our common stock. The 2007 Plan was established to provide our employees, named executive officers, and our non-employee directors with equity incentives to help align their incentives with the interests of our stockholders.

Transactions With Related Persons

CODE OF CONDUCT POLICY AND PROCEDURES

In 2007, the Company adopted a written Code of Business Ethics and Conduct, or Code of Ethics, that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of related person transactions with employees, directors and consultants. Pursuant to our written Code of Ethics, our executive officers and directors are not permitted to enter into such related person transactions without the approval of either our Audit Committee or our Board of Directors. Our Audit Committee and/or Board of Directors shall approve only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, which our Audit Committee or Board of Directors determines in the good faith exercise of its discretion. Our Code of Ethics also prohibits employees from entering into transactions that are a

“conflict of interest,” such as those in which a person’s private interest interferes in any way with the Company’s interests, without the approval of our designated Compliance Officer.

CERTAIN RELATED-PERSON TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cavium Networks. Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials , please notify your broker. Direct your written request to Cavium Networks, Inc., Arthur D. Chadwick, Chief Financial Officer, Cavium Networks, Inc., 805 East Middlefield Road, Mountain View, CA 94043. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Arthur D. Chadwick
Arthur D. Chadwick
Secretary

March 26, 2010

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Corporate Secretary, Cavium Networks, Inc., 805 East Middlefield Road, Mountain View, CA 94043.

Fulfillment PX 71997 PX 71995 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual Meeting day. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/cavm Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. CAVIUM NETWORKS, INC. Mark Here for Address Change or Comments SEE REVERSE Please mark your votes as indicated in this example X FOR AGAINST ABSTAIN The Board of Directors recommends a vote FOR Items 1 and 2. Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. FOR ALL WITHHOLD FOR ALL ITEM 1—Election of Director for a three-year term expiring at the 2013 Annual Meeting: Nominee: 01 Syed B. Ali 02 Anthony S. Thornley If you plan to attend the Annual Meeting, please mark the WILL ATTEND box WILL ATTEND ITEM 2—To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Cavium Networks, Inc. for its fiscal year ending December 31, 2010. *EXCEPTIONS (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions Fulfillment PX 71997 PX 71995

You can now access your Cavium Networks, Inc. account online. Access your Cavium Networks, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Cavium Networks, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report are available at: http://www.proxyvoting.com/cavm PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAVIUM NETWORKS, INC. ANNUAL MEETING OF STOCKHOLDERS — MAY 7, 2010 The undersigned hereby appoints Syed B. Ali and Arthur D. Chadwick, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cavium Networks, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2010 (the “Annual Meeting”) or any adjournment thereof, with all powers that the undersigned would possess if present at the Annual Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)